EXHIBIT 99

EMC INSURANCE GROUP INC. ANNOUNCES THIRD
QUARTER COMBINED RATIO, OPERATING INCOME
AND CROP LOSS ESTIMATES, AND REVISES 2012
OPERATING INCOME GUIDANCE

DES MOINES, Iowa (October 18, 2012) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that the GAAP combined ratio for the third quarter of 2012 is expected to be approximately 99.3 percent and that operating income1 is expected to be in the range of $0.63 to $0.67 per share.

“Both our property and casualty insurance segment and our reinsurance segment experienced strong operating results during the third quarter,” stated Bruce G. Kelley, President and Chief Executive Officer.  “The primary drivers of the strong third quarter results are an increase in premium income, which is expected to approximate 13.2 percent, and a significant decline in catastrophe losses from the record amount experienced in 2011.”

Premium income for the third quarter is expected to increase approximately 10.5% in the property and casualty insurance segment and 21.5% in the reinsurance segment from the amounts reported in the third quarter of 2011. In the property and casualty insurance segment, the majority of the increase is attributed to rate level increases, growth in insured exposures and an increase in retained policies.  In the reinsurance segment, the majority of the increase is attributed to a large offshore energy and liability proportional account that Employers Mutual Casualty Company began participating in effective January 1, 2012, as well as rate level increases implemented during the January 1 renewal season.  As previously disclosed, the 2012 revenue stream on the offshore energy and liability account is somewhat back-loaded because it is a new account and the majority of the underlying policies are expected to have effective dates in the months of June and July.

Third quarter catastrophe losses are expected to total approximately $0.55 per share after tax, compared to $1.33 per share after tax in the third quarter of 2011.  Catastrophe losses declined approximately 68.0 percent in the property and casualty insurance segment and 34.0 percent in the reinsurance segment.

Partially offsetting the significant decline in catastrophe losses is approximately $0.32 per share of after- tax losses associated with the reinsurance segment’s crop reinsurance program.  The crop reinsurance loss estimate is subject to uncertainty because the crop yields and commodity prices that will be used to calculate the ultimate loss have not been finalized.  Because the losses from the crop reinsurance program are not attributable to a specific event, they are not subject to the $4,000,000 cap on losses per event under the Excess of Loss Reinsurance Agreement.

Based on actual results for the first nine months of 2012 and projections for the remainder of the year, management has revised 2012 operating income guidance from the previous range of $1.30 to $1.55 per share to a revised range of $2.05 to $2.30 per share.  The revised guidance is based on a projected GAAP combined ratio of 101.3 percent for the year.

The Company will release its third quarter earnings report before the market opens on November 6, 2012.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.  While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.